Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share, of USA Rare Earth, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Gutnick Mordechai Zev

By:	/s/ Mordechai Zev Gutnick
Mordechai Zev Gutnick
Date:	06/09/2026

Critical Minerals Trust

By:	/s/ Mordechai Zev Gutnick
Mordechai Zev Gutnick, Trustee
Date:	06/09/2026

Springfield Six One Three LLC

By:	/s/ Mordechai Zev Gutnick
Mordechai Zev Gutnick, Manager
Date:	06/09/2026